Exhibit 99.1

Contact:	Members of the Press: Financial Dynamics Allie Burns 202-434-0602 allie.burns@fd.com	or	Investor Relations: Viewpoint Corporation 212-201-0800 ir@viewpoint.com

VIEWPOINT APPOINTS DON WEATHERSON AS

CHAIRMAN OF THE BOARD OF DIRECTORS

Founder, Former CEO and Chairman Bob Rice Resigns from

Board of Directors

NEW YORK, February 16, 2006 – Viewpoint Corporation (Nasdaq: VWPT), a leading internet marketing technology company, announced today that the Board of Directors has appointed Don Weatherson as non-executive Chairman of the Board. Mr. Weatherson was appointed to Viewpoint’s Board of Directors in October 2005. Mr. Weatherson is recently retired from the Hewlett-Packard Company and Compaq Computer Corporation.

As Hewlett-Packard’s Vice President of North America Operations & Strategy, Don Weatherson was responsible for all activities related to business and sales operations, call centers and eCommerce in the United States. While at Compaq, he served in a number of senior executive positions and was responsible for growing the company’s public sector business into a multi-billion dollar unit. Before joining Compaq, Mr. Weatherson was Chief Executive Officer of the Navy Exchange System, a full-line retail services company operated by the U.S. Navy, with $2 billion in annual sales, 130 stores and 24,000 employees.

“As non-executive Chairman, I intend to leverage the full knowledge and perspective of the Board in guiding the Company and assisting the management team,” said Don Weatherson. “I am continually impressed with Viewpoint’s advanced technology and experienced executives. Viewpoint is very well positioned in the internet marketing technology space, and I look forward to assuming a leadership role in the Company’s future growth and innovation.”

Viewpoint also announced that former Chairman Bob Rice has resigned from Viewpoint’s Board of Directors, effective February 13, 2006. Bob was the founder of Real Time Geometry, a predecessor company, and had also served as Viewpoint’s CEO. He resigned in order to pursue other activities in the interactive media industry, including investments through Tangent Capital, LLC, where he is a founding Managing Director, and the New York Angels, an early stage venture capital group.

“We want to thank Bob Rice for his many years of service to the Company, as a founder, CEO and Chairman of the Board,” said Patrick Vogt, CEO of Viewpoint. “Bob has been a visionary in the industry for many years and was the force behind our industry-leading graphics technology platform. We wish him success in his future endeavors.”

“As discussed in the Q3 earnings call, we are continuing to implement a number of changes to strengthen and augment our Board,” said Vogt. “I am truly excited to have Don Weatherson assume the role of non-executive Chairman of the Board. This is clearly an indication of the significant growth opportunity in front of us. These and future changes will enable the Board to play a more strategic role in the growth and success of our Company.”

ABOUT VIEWPOINT

Viewpoint Corporation is a leading internet marketing technology company. The Viewpoint Platform is the technology behind some of the most innovative, visual experiences on the Web and on the desktop with leading clients such as America Online, General Electric, Hewlett Packard, IBM, Lexus, Microsoft, Samsung, Scion, Sony and Toyota. The Unicast Online Advertising Suite - the Company's next-generation ad deployment and management system - and the Viewpoint Toolbar - the Vision for the Future of Search - are the latest breakthrough technologies using the full power of the Viewpoint Platform. More information on Viewpoint can be found at www.viewpoint.com.

The company has 130 employees principally at its headquarters in New York City and in Los Angeles.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in the Company's filings and reports on file with the Securities and Exchange Commission as well as the lack of assurances that Viewpoint will achieve future growth.

Viewpoint and Unicast are trademarks of Viewpoint Corporation. Copyright ©2006 Viewpoint Corporation. All Rights Reserved.